Exhibit 99.2

MRC Global Announces Chairman of the Board Succession

HOUSTON, February 11, 2022 (GLOBE NEWSWIRE) — MRC Global Inc. (NYSE: MRC) announced today that its Chairman of the Board, Rhys J. Best, will retire upon completion of his term as a director at the annual meeting of the company’s stockholders scheduled for May 5, 2022. The Board of Directors of MRC Global has selected Robert L. (Bob) Wood to be its next Chairman of the Board, effective and contingent upon his re-election as a director at the annual meeting.

Rhys Best

Rob Saltiel, President & CEO and board member of MRC Global, stated, “We thank Rhys for his 15 years of dedicated service to MRC Global and his significant contributions to the company through his role as a board director. Rhys joined our board in 2007 while we were a private company, and his tenure has notably included the formation of MRC Global and our initial public offering on the New York Stock Exchange in 2012. Rhys has previously served as chairman of the board’s compensation committee and as lead director, and he was elected as our first independent Chairman of the Board in 2016. We are grateful for the leadership and counsel Rhys has provided and wish him the very best in his retirement from our board.”

Mr. Saltiel continued, “We are excited to announce Bob Wood as our next Chairman of the Board beginning in May upon his re-election. Bob joined our board in 2015 and has been serving as chairman of the board’s compensation committee since 2016. Bob’s experience with MRC Global and his deep knowledge of the downstream industry will be greatly beneficial to our company as our new Chairman of the Board.”	Bob Wood

About MRC Global Inc.

Headquartered in Houston, Texas, MRC Global (NYSE: MRC) is the leading global distributor of pipe, valves, fittings (PVF) and other infrastructure products and services to diversified end-markets including the gas utilities, downstream, industrial and energy transition, upstream production, and midstream pipeline sectors. With over 100 years of experience, MRC Global has provided customers with innovative supply chain solutions, technical product expertise and a robust digital platform from a worldwide network of 220 locations including valve and engineering centers. The company’s unmatched quality assurance program offers 200,000 SKUs from 10,000 suppliers, simplifying the supply chain for over 12,000 customers. Find out more at www.mrcglobal.com

Contact:

Monica Broughton

Investor Relations

MRC Global Inc.

Monica.Broughton@mrcglobal.com

832-308-2847

###